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                                                                  EXHIBIT 18


                          (Arthur Andersen Letterhead)




Midland Cogeneration Venture Limited Partnership
100 Progress Place
Midland, MI  48640

Re:  Form 10-Q Report for the quarterly period ended September 30, 1997

Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of January 1, 1997, Midland Cogeneration Venture Limited Partnership (the Partnership), changed its method of accounting for municipal property taxes to recognize the expense during the fiscal period of the taxing authority for which the taxes are being levied. According to the management of the Partnership, this change was made to provide a better matching of property tax expense with both the payment for services and those services provided by the municipalities.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Partnership's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to December 31, 1996. Further, we have not examined and do not express any opinion with respect to your financial statements for the nine months ended September 30, 1997.

Very truly yours,


Arthur Andersen LLP